Exhibit 99.2

iBio, Inc. Prices $4.2 Million Public Offering

Newark, DE. April 23, 2013 /PRNewswire/ — iBio, Inc. (NYSE MKT: IBIO) announced today the pricing of an underwritten public offering of 8,925,000 units at $0.48 per unit for gross proceeds of approximately $4,280,000. Each unit consists of one share of common stock and 0.40 of a warrant to purchase one share of common stock. The warrants will have an exercise price of $0.53 per share, will be exercisable from the date of issuance and will expire on the third anniversary of the issuance date. The offering is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended.

iBio plans to use proceeds of the offering for working capital, including further development of iBio’s product candidates and proprietary technology, business development and for other general corporate purposes.

Roth Capital Partners is acting as sole manager for the offering. iBio expects to close the transaction, subject to customary conditions, on or about April 26,2013.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from:

Roth Capital Partners
By Email: rothecm@roth.com
By Fax: 949.720.7227
Or by mail:
888 San Clemente Drive
Newport Beach, CA 92660
ATTN: Equity Capital Markets